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                     June 13, 2024

       Christopher Gibson
       Chief Executive Officer and Director
       Recursion Pharmaceuticals, Inc.
       41 S Rio Grande Street
       Salt Lake City, UT 84101

                                                        Re: Recursion
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 29,
2024
                                                            File No. 001-40323

       Dear Christopher Gibson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences